Exhibit 1.1

ESTATUTOS SOCIALES

REPSOL YPF, S.A.

ESTATUTOS DE REPSOL YPF. S.A.

TITULO I

DENOMINACIÓN, OBJETO, DOMICILIO Y DURACIÓN DE LA SOCIEDAD

Artículo 1.- DENOMINACIÓN

La Sociedad se denomina REPSOL YPF, S.A., y se rige por los presentes Estatutos, y sus Reglamentos internos, por las normas contenidas en las disposiciones sobre régimen jurídico de las Sociedades Anónimas Cotizadas, y por las de carácter general vigentes que le sean de aplicación.

Artículo 2.- OBJETO SOCIAL

2.1.	Constituye el objeto social:

I. La investigación, exploración, explotación, importación, almacenamiento, refino, petroquímica y demás operaciones industriales, transporte, distribución, venta, exportación y comercialización de hidrocarburos de cualquier clase, sus productos derivados y residuos.

II. La investigación y desarrollo de otras fuentes de energía distintas a las derivadas de los hidrocarburos y su explotación, fabricación, importación, almacenamiento, distribución, transporte, venta, exportación y comercialización.

III. La explotación de inmuebles y de la propiedad industrial y la tecnología de que disponga la Sociedad.

IV. La comercialización de todo tipo de productos en instalaciones anexas a estaciones de servicio y aparatos surtidores y a través de las redes de comercialización de los productos de fabricación propia, así como la prestación de servicios vinculados al consumo o utilización de estos últimos.

V. La prestación a sus sociedades participadas de servicios de planificación, gestión comercial, “factoring” y asistencia técnica o financiera, con exclusión de las actividades que se hallen legalmente reservadas a entidades financieras o de crédito.

2.2.	Las actividades que integran el objeto social podrán ser desarrolladas por la Sociedad total o parcialmente de modo indirecto, en cualquiera de las formas admitidas en Derecho y, en particular, a través de la titularidad de acciones o de participaciones en sociedades con objeto idéntico o análogo.

Artículo 3.- DOMICILIO

El domicilio social se fija en Madrid, Paseo de la Castellana núm. 278. El Consejo de Administración está facultado para trasladarlo a otro lugar dentro del mismo término municipal y para establecer oficinas, sucursales, agencias, representaciones o dependencias de cualquier clase y en cualquier lugar, siempre que lo estime conveniente para la buena marcha de la sociedad.

Artículo 4.- DURACIÓN

La duración de la Sociedad será indefinida. La sociedad dio comienzo a sus operaciones en la fecha de su constitución.

TITULO II

CAPITAL SOCIAL Y ACCIONES

Artículo 5.- CAPITAL

El capital social es de MIL DOSCIENTOS VEINTE MILLONES OCHOCIENTOS SESENTA Y TRES MIL CUATROCIENTOS SESENTA Y TRES EUROS (1.220.863.463 euros) y está totalmente suscrito y desembolsado.

Artículo 6.- ACCIONES

El capital social está integrado por MIL DOSCIENTOS VEINTE MILLONES OCHOCIENTAS SESENTA Y TRES MIL CUATROCIENTAS SESENTA Y TRES ACCIONES (1.220.863.463 acciones) de UN EURO (1 euro) cada una, que estarán representadas por anotaciones en cuenta y pertenecen a una misma clase. Las acciones representativas del capital social tienen la consideración de valores mobiliarios y se rigen por lo dispuesto en la normativa reguladora del Mercado de Valores.

Las acciones representadas por medio de anotaciones en cuenta, se constituyen como tales en virtud de su inscripción en el correspondiente registro contable, que reflejará las menciones recogidas en la escritura de emisión y si están o no enteramente desembolsadas, en su caso.

La legitimación para el ejercicio de los derechos de accionista, incluida en su caso la transmisión, se obtiene mediante la inscripción en el registro contable, que presume la titularidad legítima y habilita al titular registral a exigir que la Sociedad le reconozca como accionista. Dicha legitimación podrá acreditarse mediante la exhibición de los certificados oportunos, expedidos por la entidad encargada de los registros contables.

Si la Sociedad realiza alguna prestación en favor del presuntamente legitimado, queda liberada, aunque aquél no sea el titular real de la acción, siempre que la realizara de buena fe y sin culpa grave.

Artículo 7.- DERECHOS DE LOS ACCIONISTAS

La acción confiere a su titular legítimo la condición de socio y le atribuye los derechos reconocidos en la Ley y en los presentes Estatutos.

En los términos establecidos en la Ley y salvo en los casos en ella previstos, el accionista tiene, como mínimo, los siguientes derechos:

a)	El de participar en el reparto de las ganancias sociales y en el patrimonio resultante de la liquidación.

b)	El de suscripción preferente en la emisión de nuevas acciones o de obligaciones convertibles.

c)	El de asistir y votar en las Juntas Generales y el de impugnar los acuerdos sociales.

d)	El de información.

Artículo 8.- ACCIONES SIN VOTO

La Sociedad podrá emitir acciones sin derecho de voto por un importe nominal no superior a la mitad del capital social desembolsado.

Los titulares de acciones sin voto tendrán derecho a percibir un dividendo mínimo anual del cinco por ciento del capital desembolsado por cada acción sin voto, así como los demás derechos que establece la Ley. Una vez acordado el dividendo mínimo, los titulares de las acciones sin voto tendrán derecho al mismo dividendo que corresponda a las acciones ordinarias.

Artículo 9.- DIVIDENDOS PASIVOS Y MORA DEL ACCIONISTA

El accionista está obligado a aportar la porción de capital no desembolsada en la forma y plazos que se acuerden por el Consejo de Administración.

Se encuentra en mora el accionista que, una vez vencido el plazo fijado para el pago del capital no desembolsado, no lo haya satisfecho.

El accionista que se halle en mora en el pago de los dividendos pasivos no podrá ejercitar el derecho de voto. El importe de sus acciones será deducido del capital social para el cómputo del quórum.

Tampoco tendrá derecho el socio moroso a percibir dividendos ni a la suscripción preferente de nuevas acciones, ni de obligaciones convertibles. Una vez abonado el importe de los dividendos pasivos, junto con los intereses adeudados, podrá el accionista reclamar el pago de los dividendos no prescritos, pero no podrá reclamar la suscripción preferente, si el plazo para su ejercicio ya hubiere transcurrido.

Cuando el accionista se halle en mora, la Sociedad podrá, según los casos, y atendida la naturaleza de la aportación no efectuada, reclamar el cumplimiento de la obligación de desembolso, con abono del interés legal y de los daños y perjuicios causados por la morosidad, o enajenar las acciones por cuenta y riesgo del socio moroso o proceder ejecutivamente contra los bienes del accionista para hacer efectiva la porción de capital en metálico no entregada y sus intereses.

Si la Sociedad hubiera optado por la enajenación y la venta no pudiese efectuarse, la acción será amortizada, con la consiguiente reducción del capital, quedando en beneficio de la Sociedad las cantidades ya percibidas por ella a cuenta de la acción.

El adquirente de la acción no liberada responde solidariamente con todos los transmitentes que le precedan, y a elección de los Administradores de la Sociedad, del pago de la parte no desembolsada.

La responsabilidad de los transmitentes durará tres años, contados desde la fecha de la respectiva transmisión.

Artículo 10.- DOCUMENTACIÓN DE ACCIONES

Las acciones emitidas deberán constar en las correspondientes escrituras de emisión en las que figurarán: la denominación, el número de acciones, el valor nominal y las demás características y condiciones de las acciones integradas en la emisión. La Sociedad debe dar cumplimiento en relación con dichas acciones a lo dispuesto en la normativa reguladora del Mercado de Valores.

Artículo 11.- COPROPIEDAD Y DERECHOS REALES SOBRE LAS ACCIONES

El régimen de copropiedad, usufructo, prenda y embargo de las acciones de la Sociedad será el determinado en los artículos 66 a 73 del Texto Refundido de la Ley de Sociedades Anónimas y demás disposiciones complementarias.

Artículo 12.- MODIFICACIÓN DEL CAPITAL

El capital social podrá ser aumentado o disminuido una o más veces, previo cumplimiento de los requisitos legales aplicables.

En los aumentos de capital con emisión de nuevas acciones, los antiguos accionistas y los titulares de obligaciones convertibles podrán ejercitar dentro del plazo que a este efecto se señale por la Junta General o por el Consejo de Administración, -y que no podrá ser inferior al plazo mínimo establecido a estos efectos por la legislación aplicable en cada momento -el derecho a suscribir, de la nueva emisión, un número de acciones proporcional al valor nominal de las acciones que posean o de las que corresponderían a los titulares de obligaciones convertibles de ejercitar en ese momento la facultad de conversión.

No procederá el derecho de suscripción preferente cuando el aumento de capital se deba a la conversión de obligaciones en acciones, o a la absorción de otra Sociedad o de parte del patrimonio escindido de otra Sociedad, o cuando la Junta General, al decidir el aumento de capital, acuerde su supresión, total o parcial, con los requisitos del artículo 159 del Texto Refundido de la Ley de Sociedades Anónimas.

En la emisión de obligaciones convertibles en acciones, los accionistas de la Sociedad tendrán derecho de suscripción preferente de las obligaciones convertibles. Igual derecho corresponderá a los titulares de obligaciones convertibles pertenecientes a emisiones anteriores en la proporción que les corresponda según las bases de la conversión.

TITULO III

OBLIGACIONES

Artículo 13.- OBLIGACIONES

La Sociedad podrá emitir series numeradas de obligaciones u otros valores que reconozcan o creen una deuda, de conformidad con lo previsto en la legislación aplicable en esta materia.

Todos estos valores quedarán sometidos al régimen que para las obligaciones se establecen en las disposiciones legales en vigor, y podrán estar representadas por medio de anotaciones en cuenta o de títulos nominativos o al portador y ser simples o hipotecarias.

TITULO IV

ÓRGANOS DE LA SOCIEDAD

Artículo 14.- Los órganos rectores de la Sociedad son la Junta General de Accionistas y el Consejo de Administración.

CAPITULO I

DE LA JUNTA GENERAL

Artículo 15.- JUNTA GENERAL

Los accionistas constituidos en Junta General, debidamente convocada, decidirán por mayoría en los asuntos propios de la competencia de la Junta.

Todos los socios, incluso los disidentes y los que no hayan participado en la reunión, quedan sometidos a los acuerdos de la Junta General.

Un reglamento específico de la Junta General de Accionistas regulará, dentro del marco legal y estatutario, aquellas materias que atañen a la Junta General

Artículo 16.- CLASES DE JUNTA

Las Juntas Generales de accionistas podrán ser ordinarias o extraordinarias

Artículo 17.- JUNTA GENERAL ORDINARIA

La Junta General Ordinaria, previamente convocada al efecto, se reunirá necesariamente dentro de los seis primeros meses de cada ejercicio para censurar la gestión social, aprobar, en su caso, las cuentas del ejercicio anterior y resolver sobre la aplicación del resultado.

Asimismo, la Junta podrá adoptar acuerdos sobre cuantos asuntos se sometan a su consideración.

Artículo 18.- JUNTA GENERAL EXTRAORDINARIA

Toda Junta que no sea la prevista en el artículo anterior tendrá la consideración de Junta General Extraordinaria.

Artículo 19.- CONVOCATORIA DE LA JUNTA GENERAL

La Junta General ordinaria o extraordinaria, deberá ser convocada por el Consejo de

Administración mediante anuncio publicado en el Boletín Oficial del Registro Mercantil y en uno de los diarios de mayor circulación en la provincia del domicilio social, por lo menos quince días antes de la fecha fijada para su celebración, salvo en los casos en que la ley establezca una antelación mayor.

El anuncio expresará la fecha de la reunión en primera convocatoria, y todos los asuntos que hayan de tratarse. Podrá, asimismo, hacerse constar la fecha en la que, si procediera, se reunirá la Junta en segunda convocatoria.

Entre la primera y la segunda reunión deberá mediar, por lo menos, un plazo de veinticuatro horas.

Si la Junta General, debidamente convocada, no se celebrara en primera convocatoria, ni se hubiese previsto en el anuncio la fecha de la segunda, deberá ésta ser anunciada, con los mismos requisitos de publicidad que la primera, dentro de los quince días siguientes a la fecha de la Junta no celebrada y con ocho días de antelación a la fecha de la reunión.

Artículo 20.- FACULTAD Y OBLIGACIÓN DE CONVOCAR

El Consejo de Administración podrá convocar la Junta General Extraordinaria de Accionistas siempre que lo estime conveniente para los intereses sociales.

Deberá asimismo convocarla cuando lo solicite un número de socios titular de, al menos, un cinco por ciento del capital social, expresando en la solicitud los asuntos a tratar en la Junta. En este caso, la Junta deberá ser convocada para celebrarse dentro de los treinta días siguientes a la fecha en que se hubiese requerido notarialmente al Consejo de Administración para convocarla.

El Consejo de Administración confeccionará el orden del día, incluyendo necesariamente los asuntos que hayan sido objeto de solicitud.

Artículo 21.- CONSTITUCIÓN DE LA JUNTA

La Junta General quedará válidamente constituida, en primera convocatoria, cuando los accionistas, presentes o representados, posean, al menos, el veinticinco por ciento del capital suscrito con derecho a voto.

En segunda convocatoria, será válida la constitución de la Junta cualquiera que sea el capital concurrente a la misma.

Artículo 22.- ACUERDOS ESPECIALES, CONSTITUCIÓN Y MAYORÍAS.

Para que la Junta General ordinaria o extraordinaria, pueda acordar válidamente la emisión de obligaciones, el aumento o la disminución del capital, la transformación, fusión, escisión o disolución de la Sociedad y, en general, cualquier modificación de los Estatutos sociales, será necesaria, en primera convocatoria, la concurrencia de accionistas presentes o representados que posean, al menos, el cincuenta por ciento (50%) del capital suscrito con derecho a voto. En segunda convocatoria será suficiente la concurrencia del veinticinco por ciento (25%) de dicho capital.

Cuando concurran accionistas que representen menos del cincuenta por ciento (50%) del capital suscrito con derecho a voto, los acuerdos a que se refiere el párrafo anterior sólo podrán adoptarse válidamente con el voto favorable de los dos tercios del capital presente o representado en la Junta.

Con carácter especial los acuerdos para modificar el último párrafo del artículo 27 de los Estatutos relativo al número máximo de votos que puede emitir en la Junta General de accionistas un mismo accionista o las sociedades pertenecientes a un mismo Grupo, así como los acuerdos para modificar la presente norma especial, requerirán tanto en primera como en segunda convocatoria el voto favorable del 75% del capital con derecho a voto concurrente a la Junta General.

Artículo 23.- DERECHO DE ASISTENCIA Y EJERCICIO DEL VOTO

Podrán asistir a la Junta General los accionistas que sean titulares de un mínimo de 150 acciones, siempre que las tengan inscritas en el correspondiente registro contable con cinco días de antelación a su celebración, y se provean, en la forma prevista en la convocatoria, de la correspondiente tarjeta de asistencia, acreditativa del cumplimiento de los mencionados requisitos que se expedirá con carácter nominativo por las entidades a que legalmente corresponda.

Los accionistas que no posean el número de acciones señalado podrán agruparse a efectos de asistencia, designando un representante que no necesitará ser accionista.

Los miembros del Consejo de Administración deberán asistir a las Juntas Generales.

Los Directores, Gerentes y Técnicos de la Sociedad podrán asistir a las Juntas Generales, cuando fueren invitados por el Consejo de Administración.

El Presidente podrá autorizar la asistencia de cualquier otra persona que juzgue conveniente, si bien la Junta podrá revocar dicha autorización.

De conformidad con lo previsto en el Reglamento de la Junta, el voto de las propuestas sobre puntos comprendidos en el Orden del Día de cualquier clase de Junta General, podrá delegarse o ejercitarse por el accionista mediante correspondencia postal, electrónica o cualquier otro medio de comunicación a distancia, siempre que se garantice debidamente la identidad del sujeto que ejerce su derechos de voto. Los accionistas que emitan los votos a distancia deberán ser tenidos en cuenta a efectos de constitución de la Junta como presentes.

Artículo 24.- REPRESENTACIÓN

Todo accionista que tenga derecho de asistencia podrá hacerse representar en la Junta General por medio de otra persona, que no necesitará ser accionista.

La representación deberá conferirse por escrito o por medios de comunicación a distancia, siempre que se garantice debidamente la identidad de los sujetos intervinientes. La representación deberá conferirse en todo caso, con carácter especial para cada Junta, salvo lo dispuesto en el artículo 108 de la Ley de Sociedades Anónimas. Todo ello de acuerdo con los procedimientos que legalmente se establezcan y con lo previsto en el Reglamento de la Junta.

Artículo 25.- PRESIDENCIA DE LA JUNTA GENERAL

La Junta será presidida por el Presidente del Consejo de Administración, a falta de éste, por el Vicepresidente y, en defecto de ambos, por el accionista que en cada caso elijan los socios asistentes a la reunión.

El Presidente estará asistido por un Secretario, que será el del Consejo de Administración, en su defecto, actuará el Vicesecretario del Consejo de Administración y, a falta de éste, la persona que designe la propia Junta.

La Mesa de la Junta estará constituida por el Consejo de Administración.

Artículo 26.- LISTA DE ASISTENTES

Antes de entrar en el orden del día se formará la lista de asistentes, expresando el carácter o representación de cada uno de ellos y el número de acciones, propias o ajenas, con que concurran.

La lista de asistentes podrá formarse también mediante fichero o incorporarse a soporte informático. En estos casos se consignará en la propia acta el medio utilizado, y se extenderá en la cubierta precintada del fichero o del soporte la oportuna diligencia de identificación, firmada por el Secretario, con el visto bueno del Presidente.

Al final de la lista se determinará el número de accionistas, presentes o representados, así como el importe del capital del que sean titulares, especificando el que corresponde a los accionistas con derecho de voto.

Corresponde al Presidente la designación, si lo estima necesario, de dos o más accionistas escrutadores que asistirán a la Mesa en la formación de la lista de asistentes y, en su caso, en el cómputo de las votaciones.

Artículo 27.- DELIBERACIÓN Y ADOPCIÓN DE ACUERDOS

Abierta la sesión se dará lectura por el Secretario a los puntos que integran el orden del día.

Una vez se haya producido la intervención del Presidente del Consejo de Administración, y de las personas autorizadas por él, el Presidente concederá la palabra a los accionistas que lo soliciten, dirigiendo y manteniendo el debate dentro de los límites del orden del día, salvo lo dispuesto en los artículos 131 y 134 del Texto Refundido de la Ley de Sociedades Anónimas. El Presidente pondrá fin al debate cuando el asunto haya quedado, a su juicio, suficientemente debatido, y someterá seguidamente a votación las diferentes propuestas de acuerdo.

Los acuerdos se habrán de adoptar con el voto favorable de la mayoría de capital con derecho a voto, presente y representado en la Junta, con las excepciones previstas en la Ley y en estos Estatutos.

El número máximo de votos que puede emitir en la Junta General de Accionistas un mismo accionista o las sociedades pertenecientes a un mismo Grupo, será del 10% del total del capital social con derecho a voto. A estos efectos se entenderá que se integran en el mismo Grupo las entidades que se encuentren controladas por otra, en la situación definida en el art. 4º de la vigente Ley del Mercado de Valores de 28 de julio de 1988. La limitación de voto establecida en este artículo no impedirá que la totalidad de las acciones concurrentes a la Junta se computen para la determinación del quórum de asistencia.

Artículo 28.- DERECHO DE INFORMACIÓN

Los accionistas podrán solicitar por escrito, con anterioridad a la reunión de la Junta o verbalmente durante la misma, los informes o aclaraciones que estimen precisos, acerca de los asuntos comprendidos en el orden del día. El Consejo de Administración estará obligado a proporcionárselos, salvo en los casos en que, a juicio del Presidente, la publicidad de los datos solicitados perjudique a los intereses sociales.

Esta excepción no procederá cuando la solicitud esté apoyada por accionistas que representen, al menos, la cuarta parte del capital.

Artículo 29.- ACTA DE LA JUNTA

El acta de la Junta podrá ser aprobada por la propia Junta a continuación de haberse celebrado ésta y, en su defecto, dentro del plazo de quince días, por el Presidente de la Junta y dos interventores, uno en representación de la mayoría y otro por la minoría.

El acta aprobada en cualquiera de estas dos formas tendrá fuerza ejecutiva a partir de la fecha de su aprobación.

En caso de que la Junta se hubiera celebrado con la presencia de Notario requerido para levantar acta por el Consejo de Administración, conforme al artículo 114 de la Ley de Sociedades Anónimas, el acta notarial tendrá la consideración de acta de la Junta, no siendo precisa por tanto su aprobación.

CAPITULO II

CONSEJO DE ADMINISTRACION

SECCIÓN 1ª

DISPOSICIONES GENERALES

Artículo 30.- ESTRUCTURA DE LA ADMINISTRACIÓN DE LA SOCIEDAD.

La Sociedad será administrada y regida por el Consejo de Administración.

El Consejo de Administración aprobará un Reglamento del Consejo de Administración que contendrá normas de funcionamiento y régimen interno en desarrollo de las previsiones legales y estatutarias. De la aprobación del Reglamento del Consejo de Administración y de sus modificaciones posteriores se informará a la Junta General.

El Reglamento del Consejo tomará en consideración y adaptará a las circunstancias y necesidades específicas de la compañía los principios y normas contenidos en las recomendaciones de Buen Gobierno que gocen de mayor reconocimiento en cada momento. Esta indicación es meramente orientativa y, en ningún caso, privará al Consejo de sus facultades y de sus responsabilidades de autorregulación.

SECCIÓN 2ª

COMPOSICIÓN, COMPETENCIAS Y FUNCIONAMIENTO DEL CONSEJO DE

ADMINISTRACIÓN

Artículo 31.- NÚMERO DE CONSEJEROS

El Consejo estará integrado por un número máximo de dieciséis miembros y un mínimo de nueve.

Corresponde a la Junta General la determinación del número, el nombramiento y la separación de los Consejeros.

La elección de los miembros del Consejo se efectuará por medio de votación. A estos efectos, las acciones que voluntariamente se agrupen hasta constituir una cifra de capital igual o superior al que resulte de dividir este último por el número de Vocales del Consejo tendrán derecho a designar los que, superando fracciones enteras, se deduzcan de la correspondiente proporción. En el caso de que se haga uso de esta facultad, las acciones así agrupadas no intervendrán en la designación de los restantes miembros del Consejo.

Artículo 32.- COMPOSICIÓN CUALITATIVA DEL CONSEJO

Se considerará como:

a) Consejeros ejecutivos: quienes desempeñen funciones ejecutivas o de alta dirección dentro de la Sociedad. En todo caso, se reputarán ejecutivos aquellos consejeros que tengan delegadas permanentemente facultades generales del Consejo y/o estén vinculados por contratos de alta dirección o arrendamientos de servicios que tengan por objeto la prestación de servicios ejecutivos en régimen de plena dedicación.

b) Consejeros externos dominicales: los propuestos por quienes sean titulares de participaciones significativas estables en el capital de la Sociedad, que representen un valor estratégico para la misma.

c) Consejeros externos independientes: los no incluidos en las dos categorías anteriores, nombrados en atención a su reconocido prestigio personal y profesional y a su experiencia y conocimientos para el ejercicio de sus funciones, desvinculados del equipo ejecutivo y de los accionistas significativos.

Sin que ello afecte a la soberanía de la Junta General, ni merme la eficacia del sistema proporcional, que será de obligada observancia cuando se produzca la agrupación de acciones prevista en la Ley de Sociedades Anónimas, la Junta General, y el Consejo de Administración en uso de sus facultades de propuesta a la Junta y de cooptación para la cobertura de vacantes, procurarán que en la composición del Consejo de Administración el número de consejeros externos o no ejecutivos constituya una amplia mayoría respecto del de consejeros ejecutivos.

Artículo 33.- COMPETENCIAS DE ADMINISTRACIÓN Y SUPERVISIÓN

Corresponde al Consejo de Administración el gobierno, la dirección y la administración de los negocios e intereses de la Sociedad, en todo cuanto no esté especialmente reservado por la Ley a la competencia de la Junta General de Accionistas. No obstante, por regla general confiará la gestión de los negocios ordinarios de la compañía a los órganos colegiados y al equipo de dirección, y concentrará su actividad en la función general de supervisión y en la consideración de aquellos asuntos de particular trascendencia para la Sociedad, si bien desarrollará, en su Reglamento, aquellas facultades que se reserva el Consejo de Administración.

Artículo 34.- FACULTADES DE REPRESENTACIÓN

Corresponde al Consejo de Administración la representación de la Sociedad en juicio o fuera de él. La representación se extenderá, sin limitación alguna, a todos los actos comprendidos en el objeto social.

Asimismo, ostenta el poder de representación de la Sociedad el Presidente del Consejo de Administración.

El poder de representación de los órganos delegados se regirá por lo dispuesto en el acuerdo de delegación.

Artículo 35.- REUNIONES DEL CONSEJO

El Consejo se reunirá, por lo menos, seis veces al año y cuantas otras lo convoque el Presidente o quien haga sus veces y también cuando de éste lo solicite la mayoría de los Consejeros. Las reuniones tendrán lugar de ordinario en el domicilio social, pero podrán también celebrarse en otro lugar que determinará el Presidente y señale la convocatoria.

Excepcionalmente, si ningún consejero se opone a ello, podrá celebrarse el Consejo por escrito y sin sesión. En este último caso, los consejeros podrán remitir sus votos y las consideraciones que deseen hacer constar en el acta por correo electrónico.

El Consejo podrá celebrarse, asimismo, en varias salas simultáneamente, siempre y cuando se asegure por medios audiovisuales o telefónicos la interactividad e intercomunicación entre ellas en tiempo real y, por consiguiente, la unidad de acto. En este caso, se hará constar en la convocatoria el sistema de conexión y, en su caso, los lugares en que están disponibles los medios técnicos necesarios para asistir y participar en la reunión. Los acuerdos se considerarán adoptados en el lugar donde esté la Presidencia.

Artículo 36.- DESARROLLO DE LAS SESIONES

El Consejo de Administración quedará válidamente constituido cuando concurran a la reunión, presentes o representados, la mitad más uno de sus componentes. Cada Consejero podrá conferir su representación a otro.

El Presidente organizará el debate de conformidad con el orden del día promoviendo la participación de todos los consejeros en las deliberaciones y asegurándose de que el órgano se halla debidamente informado. A tal efecto, podrá invitar a participar en la sesión, con voz y sin voto, a directivos y técnicos de la empresa y a los expertos externos que considere oportuno.

Salvo en los casos en que específicamente se hayan establecido otras mayorías de votación superiores, los acuerdos se adoptarán por mayoría absoluta de los asistentes. En caso de empate, el voto del Presidente o de quien haga sus veces será dirimente. Las actas del Consejo se extenderán en el libro especial destinado al efecto, y serán firmadas por el Presidente y el Secretario.

SECCION 3ª

DE LOS ÓRGANOS Y CARGOS INTERNOS DEL CONSEJO DE ADMINISTRACIÓN

Artículo 37.- COMISIONES DEL CONSEJO DE ADMINISTRACIÓN

El Consejo de Administración podrá constituir en su seno los órganos ejecutivos y consultivos que considere oportunos para tratar los asuntos de su competencia, designando los Consejeros que deban formar parte de los mismos.

En todo caso, se constituirán en el seno del Consejo una Comisión de Auditoría y Control y una Comisión de Nombramientos y Retribuciones.

Artículo 38.- COMISIÓN DELEGADA

El Consejo puede nombrar una Comisión Delegada que estará integrada por el Presidente del propio Consejo, que presidirá la Comisión, y, como máximo, siete Consejeros. Actuará como Secretario el que lo sea del Consejo.

La delegación permanente de alguna facultad del Consejo de Administración en la Comisión Delegada y la designación de los Consejeros que hayan de integrarla requerirá el voto favorable de las dos terceras partes de los componentes del Consejo.

El Consejo podrá delegar en la Comisión Delegada, con carácter permanente, todas sus facultades, excepto las indelegables por ley.

La Comisión Delegada se reunirá cuantas veces la convoque el Presidente o lo pida la mayoría de sus miembros. Podrá adoptar acuerdos definitivos en todas aquellas materias que el Consejo de Administración le hubiere delegado, informando a éste en la primera reunión que celebre, pudiendo asimismo, en caso de urgencia, adoptar decisiones sobre otras materias delegables, que someterá a aprobación y ratificación del Consejo.

Artículo 39.- COMISION DE AUDITORÍA Y CONTROL

La Sociedad tendrá una Comisión de Auditoría y Control integrada por, al menos, tres Consejeros nombrados por el Consejo de Administración quienes tendrán la capacidad, experiencia y dedicación necesarias para desempeñar sus funciones. Todos los miembros de la Comisión serán Consejeros externos o no ejecutivos. De entre sus miembros, se elegirá al Presidente de la Comisión, quien habrá de ser sustituido cada cuatro años, pudiendo ser reelegido transcurrido un año desde su cese.

La Comisión servirá de apoyo al Consejo de Administración en sus cometidos de vigilancia, mediante la revisión periódica del proceso de elaboración de la información económico-financiera, de los controles internos de la Sociedad y de la independencia del Auditor Externo.

La Comisión tendrá, entre otras, las siguientes competencias:

1.	Informar en la Junta General de Accionistas sobre las cuestiones que en ella planteen los accionistas en materias de su competencia.

2.	Proponer al Consejo de Administración, para su sometimiento a la Junta General de Accionistas, el nombramiento de los Auditores de Cuentas Externos al que se refiere el artículo 204 del Texto Refundido de la Ley de Sociedades Anónimas, aprobado por Real Decreto-Legislativo 1564/1989, de 22 de Diciembre.

3.	Supervisar los servicios de Auditoría interna.

4.	Conocer del proceso de información financiera y de los sistemas de control interno de la sociedad.

5.	Mantener la relación con los auditores externos para recibir información sobre aquellas cuestiones que puedan poner en riesgo la independencia de éstos y cualesquiera otras relacionadas con el proceso de desarrollo de la Auditoría de cuentas, así como aquéllas otras comunicaciones previstas en la legislación de Auditoría de cuentas y en las normas técnicas de Auditoría.

6.	Cualquier otra función de informe y propuesta que le sea encomendada por el Consejo de Administración con carácter general o particular.

La Comisión de Auditoría y Control se reunirá con la periodicidad que se determine y cada vez que lo convoque su Presidente o lo soliciten dos de sus miembros. Cualquier miembro del equipo directivo o del personal de la Sociedad que fuese requerido a tal fin estará obligado a asistir a las reuniones de la Comisión y a prestarle colaboración y acceso a la información de que disponga. Para el cumplimiento de sus funciones la Comisión tendrá a su disposición los medios necesarios para un funcionamiento independiente. La Comisión adoptará sus decisiones o recomendaciones por mayoría de votos.

El Consejo de Administración desarrollará las competencias y normas de funcionamiento de la Comisión de Auditoría y Control.

Artículo 40.- PRESIDENTE Y VICEPRESIDENTE

El Consejo elige en su seno un Presidente y uno o más Vicepresidentes, que sustituirán al Presidente por el orden que se determine en su nombramiento. A falta de todos ellos, actuará como Presidente el Consejero de más edad.

El Presidente del Consejo de Administración convocará y presidirá las reuniones del Consejo de Administración y de la Comisión Delegada, dirigirá las deliberaciones de los órganos de la Sociedad que preside, velará por el fiel cumplimiento de los acuerdos adoptados por dichos órganos, autorizará con su visto bueno actas y certificaciones y, en general, desarrollará cuantas actuaciones resulten convenientes para el adecuado funcionamiento del órgano.

El Presidente podrá ostentar, además, la condición de primer ejecutivo de la Sociedad. Corresponde al Consejo de Administración determinar si el Presidente ha de ostentar dicha condición.

Artículo 41.- CONSEJEROS DELEGADOS

El Consejo, asimismo, podrá designar uno o más Consejeros Delegados. Asimismo, sin perjuicio de los apoderamientos que tanto el Consejo como la Comisión Delegada puedan conferir a cualquier persona, podrá delegar facultades en los Consejeros Delegados.

La delegación permanente de alguna facultad del Consejo de Administración en los Consejeros Delegados, y la designación de los Consejeros que hayan de ocupar tales cargos, requerirá el voto favorable de las dos terceras partes de los componentes del Consejo.

Artículo 42.- SECRETARIO Y VICESECRETARIO

Compete, asimismo, al Consejo la elección del Secretario y, en su caso, la de Vicesecretario. En uno y otro supuesto podrán o no ser Consejeros.

En defecto del Secretario, hará sus veces el Vicesecretario, quien podrá ejercer cualquiera de sus facultades, incluidas las de firmar actas y extender certificaciones. A falta de ambos, hará de secretario el Consejero de menor edad de entre los asistentes a la reunión.

SECCIÓN 4ª

DEL ESTATUTO DEL CONSEJERO

Artículo 43.- DURACIÓN DEL CARGO Y PROVISIÓN DE VACANTES

La duración del cargo de Consejero será de cuatro años.

El nombramiento de los Administradores caducará cuando, vencido el plazo de cuatro años, se haya celebrado una Junta General o haya transcurrido el término legal para la celebración de la Junta General Ordinaria.

Si durante el plazo para el que fueron nombrados los administradores se produjeran vacantes, el Consejo podrá designar entre los accionistas las personas que hayan de ocuparlas hasta que se reúna la primera Junta General.

El cargo de Consejero será renunciable, revocable y reelegible, una o más veces, por períodos de igual duración.

Artículo 44.- OBLIGACIONES GENERALES DE LOS CONSEJEROS

Los Consejeros deberán cumplir los deberes que les impone la ley y los presentes Estatutos y los que exijan los Reglamentos internos de la Sociedad. En particular desempeñarán su cargo con la diligencia de un ordenado empresario y de un representante leal en atención al deber legal de diligente administración. Cumplirán también los deberes de fidelidad, lealtad, y secreto en la forma que les exige la ley.

El Reglamento del Consejo desarrollará tanto las obligaciones generales como las obligaciones específicas de los consejeros, derivadas de los deberes de confidencialidad, no competencia, lealtad, usos de información y de los activos sociales y oportunidades de negocio, prestando especial atención a las situaciones de conflicto de interés.

Artículo 45.- REMUNERACIÓN DE LOS ADMINISTRADORES

Los consejeros, en su condición de miembros del Consejo de Administración y por el desempeño de la función de supervisión y decisión colegiada propia de este órgano, tendrán derecho a percibir de la sociedad una cantidad equivalente al 1,5% del beneficio líquido, que sólo podrá ser detraída después de estar cubiertas las atenciones de la reserva legal y otras que fueren obligatorias, y de haberse reconocido a los accionistas, al menos, un dividendo del 4%. Corresponde al Consejo de Administración la fijación de la cantidad exacta a abonar dentro de aquel límite y su distribución entre los distintos Consejeros, teniendo en cuenta los cargos desempeñados por cada Consejero dentro del Consejo y de sus comisiones. La sociedad está facultada para hacer pagos anticipados a cuenta de la futura participación en el beneficio.

Los Consejeros podrán ser remunerados adicionalmente con la entrega de acciones de la sociedad, derechos de opción sobre acciones, o de otros valores que den derecho a la obtención de acciones, o mediante sistemas retributivos referenciados al valor de cotización de las acciones. La aplicación de dichos sistemas deberá ser acordada por la Junta General, que determinará el valor de las acciones que se tome como referencia, el número de acciones a entregar a cada Consejero, el precio de ejercicio de los derechos de opción, el plazo de duración del sistema que se acuerde y cuantas condiciones estime oportunas.

Las percepciones previstas en este artículo serán compatibles e independientes de los sueldos, retribuciones, indemnizaciones, pensiones o compensaciones de cualquier clase establecidos para aquellos miembros del Consejo de Administración que cumplan funciones ejecutivas, cualquiera que sea la naturaleza de su relación con la sociedad, ya laboral (común o especial de alta dirección), mercantil o de prestación de servicios. De estas retribuciones se informará en la Memoria y en el Informe Anual de Gobierno Corporativo.

La Sociedad podrá contratar un seguro de responsabilidad civil para los Consejeros y directivos.

SECCIÓN 5ª

DEL INFORME ANUAL DE GOBIERNO CORPORATIVO Y DE LA PÁGINA WEB

Artículo 46.- INFORME ANUAL DE GOBIERNO CORPORATIVO

El Consejo de Administración, previo informe de la Comisión de Auditoría y Control, aprobará anualmente un informe anual de gobierno corporativo de la Sociedad con las menciones legalmente previstas, junto con aquéllas que, en su caso, estime convenientes.

El Informe Anual de Gobierno Corporativo se aprobará con carácter previo a la publicación del anuncio de convocatoria de la Junta General Ordinaria de la Sociedad del ejercicio a que se refiera y se pondrá a disposición de los accionistas en la página web de la Sociedad no más tarde del día en que se publique la convocatoria de la Junta General Ordinaria que haya de resolver sobre las cuentas anuales correspondientes al ejercicio al que se refiera el Informe Anual de Gobierno Corporativo.

Artículo 47.- PÁGINA WEB

La Sociedad mantendrá una página Web para información de los accionistas en la que se incluirán los documentos e informaciones prevenidos por la Ley, y cuando menos, los siguientes:

1.	Los Estatutos Sociales.

2.	El Reglamento de la Junta General.

3.	El Reglamento del Consejo de Administración y, en su caso, los reglamentos de las Comisiones del Consejo de Administración.

4.	La memoria anual.

5.	El reglamento interno de conducta en los mercados de valores.

6.	Los informes de gobierno corporativo.

7.	Los documentos relativos a las Juntas Generales Ordinarias y Extraordinarias, con información sobre el orden del día, las propuestas que realiza el Consejo de Administración, así como cualquiera información relevante que puedan precisar los accionistas para emitir su voto.

8.	Información sobre el desarrollo de las Juntas Generales celebradas, y en particular, sobre la composición de la Junta General en el momento de su constitución, acuerdos adoptados con expresión del número de votos emitidos y el sentido de los mismos en cada una de las propuestas incluidas en el orden del día.

9.	Los cauces de comunicación existentes entre la Sociedad y los accionistas, y, en particular, las explicaciones pertinentes para el ejercicio del derecho de información del accionista, con indicación de las direcciones de correo postal y electrónico a las que pueden dirigirse los accionistas.

10.	Los medios y procedimientos para conferir la representación en la Junta General.

11.	Los medios y procedimientos para el ejercicio del voto a distancia, incluidos en su caso, los formularios para acreditar la asistencia y el ejercicio del voto por medios telemáticos en las Junta Generales.

12.	Los hechos relevantes comunicados a la Comisión Nacional del Mercado de Valores.

TITULO V

EL EJERCICIO SOCIAL Y LAS CUENTAS ANUALES

Artículo 48.- EJERCICIO SOCIAL

El ejercicio social empezará el 1 de enero y terminará el 31 de diciembre de cada año.

Artículo 49.- CUENTAS ANUALES

El Consejo de Administración está obligado a formular en el plazo máximo de tres meses, contados a partir del cierre del ejercicio social, las Cuentas anuales, el Informe de Gestión y la propuesta de aplicación del resultado, así como, en su caso, las Cuentas y el Informe de Gestión consolidados.

Las Cuentas anuales comprenderán el Balance, la Cuenta de Pérdidas y Ganancias, y la Memoria. Estos documentos, que forman una unidad, serán redactados con claridad, de forma que muestren una imagen fiel del patrimonio, la situación financiera y los resultados de la Sociedad.

Las Cuentas anuales y el Informe de Gestión deberán ser firmados por todos los Consejeros, y si faltare la firma de alguno de ellos, se señalará así en cada uno de los documentos en que falte, con expresa indicación de la causa.

Artículo 50.- AUDITORIA

Las Cuentas anuales y el Informe de Gestión deberán ser revisados por Auditores de Cuentas, designados por la Junta General antes de que finalice el ejercicio por auditar, por un período de tiempo determinado que no podrá ser inferior a tres años ni superior a nueve, a contar desde la fecha en que se inicie el primer ejercicio a auditar, pudiendo ser reelegidos por la Junta General anualmente una vez haya finalizado el período inicial.

La Junta General podrá designar como Auditores a una o varias personas físicas o jurídicas que actuarán conjuntamente. Cuando los designados sean personas físicas, la Junta deberá designar tantos suplentes como Auditores titulares.

La Junta no podrá revocar a los Auditores antes de que finalice el período por el que fueron nombrados, a no ser que medie justa causa.

Si la Junta General no diera cumplimiento a lo dispuesto en el presente artículo, debiendo hacerlo, o las personas nombradas no aceptan el cargo o no pueden cumplir sus funciones, el Consejo de Administración, el Comisario del Sindicato de obligacionistas o cualquier accionista podrá solicitar del Registrador Mercantil del domicilio social la designación de la persona o personas que deban realizar la auditoría, de acuerdo con lo dispuesto en el Reglamento del Registro Mercantil.

Cuando concurra justa causa, los administradores de la sociedad y las personas legitimadas para solicitar el nombramiento de auditor podrán pedir al Juez de Primera Instancia del domicilio social la revocación del designado por la Junta General o por el Registrador Mercantil y el nombramiento de otro.

Artículo 51.- APROBACIÓN DE LAS CUENTAS

Las Cuentas anuales se aprobarán por la Junta General de accionistas.

A tal efecto, a partir de la convocatoria de la Junta General, cualquier accionista podrá obtener de la Sociedad, de forma inmediata y gratuita, los documentos que han de ser sometidos a la aprobación de la misma y el informe de los auditores de cuentas. En la convocatoria se hará mención de este derecho.

Artículo 52.- APLICACIÓN DEL RESULTADO

La Junta General resolverá sobre la aplicación del resultado del ejercicio de acuerdo con el Balance aprobado.

La distribución de dividendos a los accionistas ordinarios se realizará en proporción al capital que hayan desembolsado, en el momento y forma de pago determinado por la Junta General; a falta de determinación, el dividendo será pagado en el domicilio social a partir del día siguiente al del acuerdo.

Sólo podrán repartirse dividendos con cargo al beneficio del ejercicio o reservas de libre disposición, si el valor del patrimonio neto contable no es o, a consecuencia del reparto, no resulta inferior al capital social.

Si existieran pérdidas de ejercicios anteriores que hicieran que el valor del patrimonio neto de la Sociedad fuera inferior a la cifra del capital social, el beneficio se destinará a la compensación de dichas pérdidas.

Tampoco podrán distribuirse beneficios hasta que los gastos de establecimiento y los de investigación y desarrollo y el fondo de comercio figurados en el activo del Balance hayan sido amortizados por completo, salvo que el importe de las reservas disponibles sea, como mínimo, igual al importe de los gastos no amortizados.

Una cifra igual al 10% del beneficio del ejercicio se destinará a la reserva legal hasta que ésta alcance, al menos, el 20% del capital social. La reserva legal, mientras no supere el límite indicado, sólo podrá destinarse a la compensación de pérdidas en el caso de que no existan otras reservas disponibles suficientes para este fin. Queda a salvo lo dispuesto en el artículo 157 del Texto Refundido de la Ley de Sociedades Anónimas.

Finalmente, del beneficio del ejercicio se aplicará a reservas voluntarias y a dotación de fondos para construcciones e inversiones nuevas y gastos eventuales, la suma que la Junta General acuerde.

Cumplidas las prevenciones precedentes y cubiertas las demás atenciones previstas por la Ley y los Estatutos, podrá acordarse el reparto de dividendos con cargo al beneficio del ejercicio o a reservas de libre disposición en la cuantía que la Junta General acuerde; el remanente, si lo hubiere, se destinará a cuenta nueva del ejercicio siguiente.

Artículo 53.- CANTIDADES A CUENTA DEL DIVIDENDO

La distribución entre los accionistas de cantidades a cuenta de dividendos sólo podrá acordarse por la Junta General o el Consejo de Administración bajo las siguientes condiciones: el Consejo de Administración formulará un estado contable en el que se ponga de manifiesto que existe liquidez suficiente para la distribución, y la cantidad a distribuir no podrá exceder de la cuantía de los resultados obtenidos desde el fin del último ejercicio, deducidas las pérdidas procedentes de ejercicios anteriores y las cantidades con las que deban dotarse las reservas obligatorias por Ley o por disposiciones estatutarias, así como la estimación del impuesto a pagar sobre dichos resultados.

Artículo 54.- DEPÓSITO DE LAS CUENTAS ANUALES

Dentro del mes siguiente a la aprobación de las Cuentas anuales, se presentará para su depósito en el Registro Mercantil del domicilio social, certificación de los acuerdos de la Junta General de aprobación de las Cuentas y aplicación del resultado, a la que se adjuntará un ejemplar de cada una de dichas cuentas, así como el Informe de Gestión y el informe de los auditores.

TITULO VI

DISOLUCIÓN Y LIQUIDACIÓN

Artículo 55.- DISOLUCIÓN DE LA SOCIEDAD

La Sociedad se disolverá por acuerdo de la Junta General, adoptado de conformidad con el artículo 22 de estos Estatutos, y en los demás supuestos previstos en la legislación vigente.

Artículo 56.- LIQUIDACIÓN DE LA SOCIEDAD

Una vez disuelta la Sociedad, se abrirá el período de liquidación, salvo en los supuestos de fusión o escisión total o cualquier otro de cesión global del activo y del pasivo.

Desde el momento en que la Sociedad se declare en liquidación, cesará la representación del Consejo de Administración, en los términos previstos en el Texto Refundido de la Ley de Sociedades Anónimas, y la misma Junta General, que acuerde la disolución, designará las personas que, en número impar, deban proceder a dicha liquidación y acordará las normas para efectuarla, con observancia de lo dispuesto por la legislación vigente.

Terminada la liquidación, los liquidadores formarán el balance final, que será censurado por los interventores, si hubieren sido nombrados. También determinarán la cuota del activo social que deberá repartirse por cada acción.

Este balance se someterá, para su aprobación, a la Junta General y se publicará en el Boletín Oficial del Registro Mercantil y en uno de los periódicos de mayor circulación en la Provincia del domicilio social.